Exhibit 3.2
FORM OF AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION
OF
TAUBMAN CENTERS, INC.
(August 14, 2012)
Subsection 2(c)(ix) of Article III set forth below is hereby added following subsection 2(c)(viii) of Article III:
(ix)    Series J Preferred Stock. Subject in all cases to the other provisions of this Section 2 of this Article III, including, without limitation, those provisions restricting the Beneficial Ownership and Constructive Ownership of shares of Capital Stock and those provisions with respect to Excess Stock, the following sets forth the designation, preferences, limitations as to dividends, voting and other rights, and the terms and conditions of redemption of the Series J Preferred Stock (defined below) of the Corporation. Unless the context otherwise requires, all defined terms in this Subsection 2(c)(ix) of Article III shall apply solely with respect to this Subsection 2(c)(ix) of Article III.

(a)    Designation and Number. There is hereby established a series of Preferred Stock designated "6.500% Series J Cumulative Redeemable Preferred Stock" (the "Series J Preferred Stock"), which shall consist of 8,050,000 authorized shares.

(b)    Status of Acquired Shares. All shares of Series J Preferred Stock redeemed, purchased, exchanged, or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock.

(c)    Rank. The Series J Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank (i) junior to any other series of Preferred Stock hereafter duly established by the Board of Directors of the Corporation, the terms of which specifically provide that such series shall rank prior to the Series J Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution (the "Senior Preferred Stock"), (ii) pari passu with the Series G Preferred Stock, Series H Preferred Stock and any other series of Preferred Stock hereafter duly established by the Board of Directors of the Corporation, the terms of which specifically provide that such series shall rank pari passu with the Series J Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution (the "Parity Preferred Stock"), and (iii) prior to the Common Stock, the Series B Preferred Stock and any other class or series of Capital Stock hereafter duly established by the Board of Directors of the Corporation, the terms of which specifically provide that such class or series of Capital Stock shall rank junior to the Series J Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution, whether now existing or hereafter created (collectively, the "Junior Stock").

(d)    Dividends.

(1) Subject to the rights of any Senior Preferred Stock, the holders of the then outstanding shares of Series J Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the annual rate of 6.500% of the $25.00 per share liquidation preference (i.e., $1.625 per annum per share). Such dividends shall accrue and be cumulative from the date of original issue and shall be payable in equal quarterly amounts in arrears on or about the last day of each March, June, September, and December or, if such day is not a business day, the next succeeding business day with the same force and effect as if made on such date (each, a "Dividend Payment Date") (for the purposes of this Subparagraph (1) of this Paragraph (d), a "business day" is any day, other than a Saturday, Sunday, or legal holiday, on which banks in Detroit, Michigan, are open for business), except Paragraphs (f), (g) or (h) of this Item (ix) shall govern if there is any dividend payment period during which any shares of Series J Preferred Stock shall be redeemed pursuant to Paragraphs (f), (g) or (h) of this Item (ix). The first dividend, which shall be paid on September 28, 2012 if so declared by the Board of Directors of the Corporation, will be for less than a full quarter. All dividends on the Series J Preferred Stock, including any dividend for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designed by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each, a "Dividend Record Date").

(2)    No dividends on the Series J Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment, or setting apart for payment or provides that such declaration, payment, or setting apart for payment would constitute a breach of, or a default under, such agreement or if such declaration, payment, or setting aside shall be restricted or prohibited by law.

(3)    Dividends on the Series J Preferred Stock shall accrue and be cumulative regardless of whether the Corporation has earnings, regardless of whether there are funds legally available for the payment of such dividends, and regardless of whether such dividends are declared by the Board of Directors. Accrued but unpaid dividends on the Series J Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable. Except as provided in this Subparagraph (3), unless full cumulative dividends on the Series J Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period: (i) no dividends (other than in shares of Junior Stock) shall be declared by the Board of Directors or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, the Series B Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock or any other class or series of Capital Stock ranking junior to or on a parity with the Series J Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution; and (ii) no shares of Common Stock, the Series B Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock or any other class or series of Capital Stock ranking junior to or on a parity with the Series J Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution shall be redeemed, purchased, or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for Junior Stock). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series J Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series J Preferred Stock, all dividends declared upon the Series J Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series J Preferred Stock shall be declared pro rata, so that the amount of dividends declared per share of Series J Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series J Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest shall be payable in respect of any dividend payment on the Series J Preferred Stock that may be in arrears. Holders of shares of the Series J Preferred Stock shall not be entitled to any dividend, whether payable in cash, property, or stock, in excess of full cumulative dividends on the Series J Preferred Stock as provided above. Any dividend payment made on shares of the Series J Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

(4)    If for any taxable year the Corporation elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of Capital Stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series J Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series J Preferred Stock for the year bears to the Total Dividends.

(e)    Liquidation Preference. Subject to the rights of any Senior Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and before any distribution of assets shall be made in respect of any Junior Stock, the holders of the Series J Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25.00 per share in cash (or property having a fair market value as determined by the Board of Directors valued at $25.00 per share), plus an amount equal to any accrued but unpaid dividends to the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series J Preferred Stock shall have no right or claims to any of the remaining assets of the Corporation. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series J Preferred Stock and the corresponding amounts payable on all shares of Parity Preferred Stock, then the holders of the Series J Preferred Stock and Parity Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation with or into any other corporation, trust, or entity (or of any other corporation with or into the Corporation) nor the sale, lease, or conveyance of all or substantially all of the property or business of the Corporation shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for the purpose of this Paragraph (e) of this Item (ix). Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series J Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(f)    Redemption.

(1)     The Series J Preferred Stock is not redeemable prior to August 14, 2017, except as set forth in Paragraphs (g) or (h) of this Item (ix).

(2)     On and after August 14, 2017, the Corporation, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series J Preferred Stock, in whole or in part, at any time and from time to time, for a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the date fixed for redemption (except as provided below).

(3)    Holders of Series J Preferred Stock to be redeemed shall surrender such shares at the place designated in the notice of redemption, if any, and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption has been given and if the Corporation has set aside in trust the funds necessary for the redemption for the benefit of the holders of the Series J Preferred Stock called for redemption, then from and after the redemption date: (i) dividends shall cease to accrue on such shares of Series J Preferred Stock; (ii) such shares of Series J Preferred Stock shall no longer be deemed outstanding; and (iii) all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus all accumulated and unpaid dividends. If less than all of the outstanding Series J Preferred Stock is to be redeemed, the Series J Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(4)    Unless full cumulative dividends on all shares of Series J Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient set apart for payment for all past dividend periods and the then current dividend period, no shares of Series J Preferred Stock, Parity Preferred Stock or Junior Stock shall be redeemed unless all outstanding shares of Series J Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series J Preferred Stock, Parity Preferred Stock or Junior Stock (except by exchange for Junior Stock); however, the foregoing shall not prevent the purchase or acquisition of shares of Series J Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series J Preferred Stock.

(5)    Notice of redemption shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series J Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any shares of Series J Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of shares of Series J Preferred Stock to be redeemed; (iv) the place or places, if any, where the Series J Preferred Stock is to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) if fewer than all shares of the Series J Preferred Stock held by any holder are to be redeemed, the number of shares of Series J Preferred Stock to be redeemed from such holder.

(6)    The holders of Series J Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable with respect to such Series J Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, regardless of whether in arrears, on Series J Preferred Stock called for redemption.

(7)    The Series J Preferred Stock has no stated maturity and shall not be subject to any sinking fund or mandatory redemption by the Corporation.

(g)    Special Optional Redemption by Corporation.

(1)    Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, redeem shares of the Series J Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”).

(2)    Notice shall be mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series J Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series J Preferred Stock except as to the holder to whom notice was defective or not given.
A “Change of Control” is when, after the original issuance of the Series J Preferred Stock, the following have occurred and are continuing:
(i)     the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation's directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
(ii)     following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.
(3)     In addition to any information required by law or by the applicable rules of any exchange upon which the Series J Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of shares of Series J Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series J Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares, if any, of Series J Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series J Preferred Stock to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series J Preferred Stock; (viii) that the shares of Series J Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the shares of Series J Preferred Stock to which the notice relates will not be able to tender such shares of Series J Preferred Stock for conversion in connection with the Change of Control and each share of Series J Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series J Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series J Preferred Stock held by such holder to be redeemed.
If fewer than all of the outstanding shares of Series J Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) by lot or in such other equitable method determined by the Corporation. If redemption pursuant to the Special Optional Redemption Right will result in a violation of the Ownership Limit or Existing Holder Limit, respectively, then the Corporation may concurrently exercise its rights under the REIT Qualification Optional Redemption pursuant to Paragraph (h) of this Item (ix).
(4)     If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series J Preferred Stock called for redemption, then from and after the redemption date, those shares of Series J Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series J Preferred Stock will terminate. The holders of those shares of Series J Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series J Preferred Stock for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation's right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series J Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series J Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(5)    The holders of Series J Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series J Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series J Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series J Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.
(6)    All shares of the Series J Preferred Stock redeemed or repurchased pursuant to this Paragraph (g), or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

(h)     REIT Qualification Optional Redemption by Corporation.

(1)    If the Corporation determines it necessary to redeem any or all of a holder's Series J Preferred Stock to prevent a violation of the Ownership Limit or Existing Holder Limit, respectively, then the Corporation, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series J Preferred Stock, in such amount as required to comply with such Ownership Limit or Existing Holder Limit, respectively, at any time and from time to time, for a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the date fixed for redemption (except as provided below) (the “REIT Qualification Optional Redemption Right”).

(2)    Holders of Series J Preferred Stock to be redeemed shall surrender such shares at the place designated in the notice of redemption, if any, and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption has been given and if the Corporation has set aside in trust the funds necessary for the redemption for the benefit of the holders of the Series J Preferred Stock called for redemption, then from and after the redemption date: (i) dividends shall cease to accrue on such shares of Series J Preferred Stock; (ii) such shares of Series J Preferred Stock shall no longer be deemed outstanding; and (iii) all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus all accumulated and unpaid dividends.

(3)    Notice of redemption shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series J Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any shares of Series J Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of shares of Series J Preferred Stock to be redeemed; (iv) the place or places, if any, where the Series J Preferred Stock is to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) if fewer than all shares of the Series J Preferred Stock held by any holder are to be redeemed, the number of shares of Series J Preferred Stock to be redeemed from such holder.

(4)    The holders of Series J Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable with respect to such Series J Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, regardless of whether in arrears, on Series J Preferred Stock called for redemption.

(i)    Voting Rights.

(1)    Except as may be required by law or as otherwise expressly provided in this Item (ix) of this Subsection (c) of this Section 2 of this Article III, the holders of Series J Preferred Stock shall not be entitled to vote. On all matters with respect to which the Series J Preferred Stock is entitled to vote, each share of Series J Preferred Stock shall be entitled to one vote.

(2)    Whenever dividends on the Series J Preferred Stock are in arrears (which shall, with respect to any quarterly dividend, mean that any such dividend has not been paid in full whether or not earned or declared) for six or more quarterly periods (whether consecutive or not), the number of directors then constituting the Board of Directors shall be increased by two, and the holders of Series J Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable (“Voting Parity Preferred”)) shall have the right to elect two directors of the Corporation at a special meeting called by the holders of record of at least 10% of the Series J Preferred Stock or at least 10% of any other Voting Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting, until all dividends accumulated on the Series J Preferred Stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of such dividends has been set aside for payment. If and when all accumulated dividends and the dividend for the then current dividend period on the Series J Preferred Stock shall have been paid in full or set aside for payment in full, the holders of the Series J Preferred Stock shall be divested of the foregoing voting rights (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and if all accumulated dividends and the dividend for the then current period have been paid in full or set aside for payment in full on all series of Voting Parity Preferred, the term of office of each director so elected by the holders of the Series J Preferred Stock and the Voting Parity Preferred shall terminate.

(3)    As long as any shares of Series J Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series J Preferred Stock (voting as a separate class): (i) authorize or create, or increase the authorized or issued amount of, any Senior Preferred Stock or reclassify any authorized Capital Stock into, or create, authorize, or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any Senior Preferred Stock; or (ii) amend, alter, or repeal the provisions of these Restated Articles of Incorporation, as amended, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege, or voting power of the Series J Preferred Stock or the holders thereof; however, as long as the Series J Preferred Stock remains outstanding with its terms materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity and the surviving entity may be the issuer of the Series J Preferred Stock, the occurrence of an Event described in clause (ii) above of this Subparagraph (3) shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting power of the holders of Series J Preferred Stock, and (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of the Series J Preferred Stock or any other series of Preferred Stock, in the case of either (x) or (y) ranking on a parity with or junior to the Series J Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting powers.

(4)    Notwithstanding the foregoing, the Series J Preferred Stock shall not be entitled to vote, and the foregoing voting provisions shall not apply, if at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of the Series J Preferred Stock have been redeemed or called for redemption, and sufficient funds have been deposited in trust for the benefit of the holders of the Series J Preferred Stock to effect such redemption.

(j)    Conversion.

(1)    The shares of Series J Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Paragraph (j). Notwithstanding anything to the foregoing in this Paragraph (j), if, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series J Preferred Stock (pursuant to Paragraphs (f), (g) or (h) of this Item (ix)), the holders of shares of Series J Preferred Stock will not have the conversion right described in this Paragraph (j).
(2)    Upon the occurrence of a Change of Control, each holder of shares of Series J Preferred Stock shall have the right to convert some or all of the Series J Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock, per share of Series J Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series J Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 0.6361 (the “Share Cap”), subject to the immediately succeeding Paragraph.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 4,452,700 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters' option to purchase additional shares of Series J Preferred Stock in the initial public offering of Series J Preferred Stock is exercised, not to exceed 5,120,605 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series J Preferred Stock shall receive upon conversion of such shares of Series J Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).
In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
The “Change of Control Conversion Date” shall be a business day set forth in the notice of Change of Control provided in accordance with Subparagraph (4) of this Paragraph (j) that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Subparagraph (4) of this Paragraph (j).
The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.
(3)    No fractional shares of Common Stock shall be issued upon the conversion of Series J Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.
(4)    Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series J Preferred Stock at their addresses as they appear on the Corporation's stock transfer records and notice shall be provided to the Corporation's transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series J Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series J Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series J Preferred Stock, the holder will not be able to convert shares of Series J Preferred Stock designated for redemption and such shares of Series J Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series J Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series J Preferred Stock must follow to exercise the Change of Control Conversion Right.
(5)    The Corporation shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation's website, in any event prior to the opening of business on the first business day following any date on which the Corporation provides notice pursuant to Subparagraph (4) of this Paragraph (j) to the holders of Series J Preferred Stock.
(6)    In order to exercise the Change of Control Conversion Right, a holder of shares of Series J Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series J Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation's transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series J Preferred Stock to be converted; and (iii) that the shares of Series J Preferred Stock are to be converted pursuant to the applicable provisions of these Articles. Notwithstanding the foregoing, if the shares of Series J Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Corporation (“DTC”).
(7)    Holders of Series J Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation's transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series J Preferred Stock; (ii) if certificated shares of Series J Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series J Preferred Stock; and (iii) the number of shares of Series J Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series J Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.
(8)    Shares of Series J Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.
(9)    The Corporation shall deliver the applicable Conversion Consideration no later than the third business day following the Change of Control Conversion Date.
(10)    Notwithstanding anything to the contrary contained herein, no holder of shares of Series J Preferred Stock will be entitled to convert such shares of Series J Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the Ownership Limit or Existing Holder Limit, respectively.

The foregoing amendment to the Restated Articles of Incorporation proposed by the board was duly adopted on the 3rd day of August, 2012 by the board of the Corporation pursuant to section 611(2) of the Act.

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